UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2015

MANITEX INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Michigan	001-32401	42-1628978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 Industrial Drive, Bridgeview, Illinois 60455

(Address of Principal Executive Offices) (Zip Code)

(708) 430-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Company Sells Load King

On December 28, 2015, Manitex International, Inc. (the “Company”) completed the sale of the membership interests of Load King, LLC, a Michigan limited liability company previously known as Manitex Load King, Inc. (“Load King”) pursuant to a Purchase Agreement (the “Purchase Agreement”) with Utility One Source Forestry Equipment LLC, a Delaware limited liability company (the “Buyer”). The Buyer is a subsidiary of Utility One Source, a privately-held single source supplier of specialty equipment and services for the utility and heavy equipment industries. The Company owned all of the outstanding membership interests of Load King prior to the completion of the transaction.

The aggregate cash consideration (the “Consideration”) paid to the Company at the closing of the transaction consisted of $6.53 million minus the Closing Date Indebtedness (as defined in the Purchase Agreement) of $1.67 million, which amount was used to pay in full certain Load King bank indebtedness. The Purchase Agreement contains customary representations, warranties and covenants. The remaining net proceeds will be used by the Company to reduce its Bank debt.

The description of the terms and conditions of the Purchase Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the press release issued by the Company announcing the transaction is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANITEX INTERNATIONAL, INC.

By:	/S/ David H. Gransee
Name:	David H. Gransee
Title:	Vice President and CFO

Date: January 4, 2016

EXHIBIT INDEX

Exhibit Number	Description

2.1	Purchase Agreement, dated as of December 28, 2015, by and between Manitex International, Inc. and Utility One Source Forestry Equipment LLC.*

99.1	Press Release, dated December 30, 2015.

*	The registrant has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish a copy of any omitted schedule or similar attachment to the United States Securities and Exchange Commission upon request.